Exhibit 15

June 3, 2005

The Gymboree Corporation:

We have made reviews, in accordance with standards established by the Public Company Oversight Board (United States), of the unaudited interim financial information of The Gymboree Corporation and subsidiaries for the thirteen-week periods ended April 30, 2005 and May 1, 2004 as indicated in our report dated June 3, 2005 (which report includes an explanatory paragraph related to a change in accounting method); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended April 30, 2005, is incorporated by reference in Registration Statement Nos. 33-90452, 33-94594, 333-10811, 333-74269, 333-89962, 333-107564 and 333-116785 of The Gymboree Corporation and subsidiaries each on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,
/s/ Deloitte & Touche LLP
San Francisco, California